Exhibit 99.1

Contact:	Richard T. Haston	For Immediate Release
662-324-4258

CADENCE FINANCIAL CORPORATION COMPLETES SUNCOAST BANK ACQUISITION

STARKVILLE, Miss. (August 17, 2006) – Cadence Financial Corporation (AMEX: NBY) announced today that it completed the acquisition of SunCoast Bancorp, Inc., the parent company of SunCoast Bank in Sarasota and Bradenton, Florida. The acquisition was valued at approximately $35.5 million, of which 45% was paid in cash and 55% was paid in shares of Cadence’s common stock. Cadence issued approximately 922,000 shares as part of the transaction. Effective with the closing, SunCoast branches became branches of Cadence Bank.

“The SunCoast acquisition marks Cadence Bank’s entry into Florida and provides a solid base for future expansion,” stated Lewis F. Mallory, Jr., chairman and chief executive officer of Cadence Financial Corporation. “SunCoast has a strong growth record, excellent management team and a quality asset base. We are pleased to welcome the SunCoast team as part of Cadence Financial Corporation.”

John Stafford, vice-chairman of SunCoast Bank of Florida, stated, “We are excited about growing our bank under the Cadence brand and remain committed to our mission of providing superior banking services and creative solutions with a community bank touch. As part of our plan to expand in our market, Bruce Page has joined our leadership team as Chief Executive Officer of our Florida banking operations.’’

Page has an extensive banking career, holding various positions with SunTrust Bank for the past 20 years. Prior to joining Cadence Bank, Page served as Executive Vice President and Senior Lending Officer of SunTrust’s Southwest Coast/Region of Florida, including Manatee, Sarasota, Lee and Collier counties.

About SunCoast Bank

SunCoast Bank is a $140 million bank in assets and was founded in Sarasota in 1999. Its branches are located at 8592 Potter Park Dr. and 5292 17th St. in Sarasota and 5115 State Rd. 64 in Bradenton.

About Cadence Financial Corporation

Cadence Financial Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. Cadence’s stock is listed on the American Stock Exchange under the ticker symbol of NBY.

Forward-Looking Statements

This press release contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are provided to assist in the understanding of anticipated future financial results. However, such forward-looking statements involve risks and uncertainties (including uncertainties relating to interest rates, management and operation of acquired operations and general market risks) that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed with the Securities and Exchange Commission. Cadence Financial Corporation is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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